U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                        Washington,  D.C.  20549

                                FORM  3

       INITIAL  STATEMENT  OF  BENEFICIAL  OWNERSHIP  OF  SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section  30(f)  of  the  Investment  Company  Act  of  1940



======================================================================
1.  Name  and  Address  of  Reporting  Person

Cerisse,              Christine                 M.
 ----------------------------------------------------------------------
   (Last)               (First)                 (Middle)
232  1489  Marine  Drive

 ----------------------------------------------------------------------
                                    (Street)
West  Vancouver,           B.C.                  V7T  1B8

----------------------------------------------------------------------
   (City)               (State)                 (Zip)


======================================================================

2.  Date  of  Event  Requiring  Statement  (Month/Day/Year)

  Feb.  1,  2001
======================================================================

3. IRS Identification Number of Reporting Person, if an entity (voluntary)
n/a

======================================================================

4.  Issuer  Name  and  Ticker  or  Trading  Symbol
Kettle  River  Group  Inc.  (KTLR)
  ======================================================================

5.  Relationship  of  Reporting  Person(s)  to  Issuer
  (Check  all  applicable)

   [  x  ]   Director                     [  x  ]   10%  Owner
   [  x  ]   Officer  (give  title  below)   [    ]   Other  (specify  below)

            President,  Sec/Treasurer
         ----------------------------------------------
=====================================================================

6.  If  Amendment,  Date  of  Original  (Month/Day/Year)

n/a
=====================================================================

7. Individual or Joint/Group Filing (Check Applicable Line) [ x ] Form filed by One Reporting Person
   [    ]  Form  filed  by  More  than  One  Reporting  Person

======================================================================

-----------------------------------------------------------------------






=
==================================================
Table  I  --  Non-Derivative  Securities  Beneficially  Owned
=
==================================================
                                           2.                       3.
1.                                          Amount  of  Securities
Ownership  Form
Title  of  Security                           Beneficially  Owned
Direct  (D)  or                   4.
(Instr.  4)                                 (Instr.  4)
Indirect  (I)                    Nature  of  Indirect

Beneficial  Ownership
-
-------------------------------------------------
common                                        500,  000                       D
-
-------------------------------------------------

-
-------------------------------------------------

-
-------------------------------------------------

-
-------------------------------------------------
-
--------------------------------------------

-
---------------------------------------------------

-
---------------------------------------------------

-
---------------------------------------------------

=
==================================================
Reminder:  Report  on  a separate line for each class of securities beneficially owned  directly  or  indirectly.
*  If  the  form  is  filed  by  more than one reporting person, See Instruction
  5(b)(v)







Table  II  --  Derivative  Securities  Beneficially  Owned  (e.g.,  puts, calls, warrants,
            options,  convertible  securities)
=
====================================================
                                                      3.
                                                      Title  and  Amount
                              2.                      of  Securities
                              Date  Exercisable  and    Underlying
5.
                              Expiration Date         Derivative Security     4.
Ownership
                              (Month/Day/Year)        (Instr.  4)
Conversion    Form  of            6.
1.                            --------------------    -------------------     or
Exercise   Derivative         Nature
Title  of                      Date       Expira-                Amount  or
Price  of      Security:          of  Indirect
Derivative  Security           Exer-      tion                   Number  of
Derivative    Direct  (D)         Beneficial
(Instr.  4)                    cisable    Date         Title     Shares
Security      or


Indirect(i)

Ownership
-
--------------------------------------------------

n/a                                                               n/a
-
------------------------------------------------


-
-------------------------------------------------


-
-------------------------------------------------


-
-------------------------------------------------

-
-------------------------------------------------

-
-------------------------------------------------

-
-------------------------------------------------

=
=================================================





Explanation  of  Responses:







/s/  Christine  Cerisse                              Oct.  15,  2001
-----------------------------------------       ------------------
 **Signature  of  Reporting  Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note:     File  three  copies  of  this  Form,  one  of  which  must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.